Exhibit 5.1

Jachthavenweg 121
1081 KM Amsterdam
P.O. Box 75265
Lilium N.V.	1070 AG Amsterdam
Claude-Dornier Str. 1	The Netherlands
Bldg. 335, 82234 Wessling
Federal Republic of Germany

T +31 20 6789 123
F +31 20 6789 589

Date	18 November 2021
Our ref.	40.00.3154
Subject	Lilium N.V.

Dear Sirs,

We, Van Doorne N.V., have acted as special legal advisers to Lilium N.V. (the Company) on certain matters of Dutch law in connection with a registration statement on Form S-8 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933 (the Registration Statement) relating to an aggregate of 70,020,095 Class A Ordinary Shares with a nominal value of EUR 0.12 each in the capital of the Company (the Shares) issuable under the Company's 2021 Employee Share Purchase Plan and the 2021 Equity Incentive Plan (the Plans).

This legal opinion is furnished to you in order to be filed in connection with the Offering with the U.S. Securities and Exchange Commission. Unless otherwise defined in this legal opinion (including the Schedule) or unless the context otherwise requires, words and expressions defined in the Shareholder's Resolutions will have the same meanings when used in this legal opinion.

For the purpose of this legal opinion we have examined and relied on the documents listed in the Schedule (the Documents) and such other documents as we in our absolute discretion have deemed relevant.

In connection with our examination and in giving the opinions expressed below we have assumed:

a)	the genuineness of the signatures on the Documents, the authenticity and completeness of the Documents submitted to us as originals, the conformity to the original documents of any Documents submitted to us as drafts, (electronic or hard) copies or translations and the authenticity and completeness of the original documents;

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b)	that each party to any deed of issue in relation to the Shares (other than the Company) is duly incorporated and validly existing and has the power and capacity to enter into such deed of issue in relation to the Shares to which it is a party, and to exercise its rights and to perform its obligations thereunder;

c)	that (1) the Shareholder's Resolutions have been duly signed and have not been and will not be nullified, revoked or amended at the time of the issuances of the Shares and (2) the Extract and the Shareholder's Resolutions accurately and completely reflect the matters purported to be confirmed or evidenced thereby;

d)	that the management board of the Company (the Board) at the time of the grant of options in respect of the Shares shall have been designated as the competent authority (i) to issue shares in the capital of the Company and to grant rights to subscribe for such shares and (ii) to exclude the pre-emptive rights (voorkeursrecht) of other shareholders; it being noted that such designation has been provided for in the Shareholder's Resolutions for a period of 5 years as of the date on which the Shareholder's Resolutions have become effective and whereby the maximum number of Class A Ordinary Shares in the capital of the Company or rights to acquire such shares shall amount to 46,725,378;

e)	that (i) at the time of the grant of options in respect of the Shares the Board has resolved to grant options in respect of the Shares, (ii) the options shall have been exercised in accordance with the relevant Plan and, to the extent applicable, the Compensation Policy (as defined in the Shareholder's Resolutions), (iii) following any given exercise the Shares will have been issued by the Company to and accepted by the optionees and (iv) for each Share issued a consideration will have been paid to the Company and received by the Company with a value of at least equal to the nominal amount thereof and any premium agreed upon;

f)	that the authorised share capital (maatschappelijk kapitaal) of the Company allows for the issue of the Shares from time to time;

g)	that the Board has excluded the pre-emptive rights of other shareholders in respect of any Shares to be issued under the Plans;

h)	that no acquiror of the Shares is subject to, controlled by or otherwise connected with a person, organisation or country which is subject to United Nations, European Union or Dutch sanctions implemented or effective in The Netherlands under or pursuant to the Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet economische delicten), the General Customs Act (Algemene Douanewet) or Regulations of the European Union; and

i)	that any foreign law which may apply with respect to the issue of the Shares does not affect this legal opinion.

This legal opinion is given only with respect to Dutch law in force as at the date hereof and as applied and generally interpreted on the basis of case-law published on the date hereof. We do not assume any obligation to advise you (or any other person entitled to rely on this legal opinion) of subsequent changes in Dutch law or in the interpretation thereof.

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Based on and subject to the foregoing and subject to the qualifications set out below and matters of fact, documents or events not disclosed to us, we express the following opinion:

1	Upon the issue of the Shares, the Shares will have been validly issued and fully-paid and will be non-assessable.

The opinion expressed above is subject to the following qualifications:

(A)	Our opinions expressed herein are subject to and limited by applicable Dutch or foreign bankruptcy, suspension of payment, insolvency, reorganisation and other laws relating to or affecting the rights of creditors or secured creditors generally.

(B)	The term "non-assessable" as used in this legal opinion means that the holder of a Share will not by reason of merely being such holder, be subject to assessment of calls by the Company or its creditors for further payment on such Share.

This legal opinion is given subject to, and may only be relied upon on, the express condition that (i) Van Doorne N.V. is the exclusive party issuing this legal opinion, (ii) any liability of individual persons or legal entities involved in the services provided by or on behalf of Van Doorne N.V. is expressly excluded (uitgesloten), (iii) in respect of Dutch legal concepts, which are expressed in this legal opinion in English terms, the original Dutch terms shall prevail, (iv) this legal opinion shall be governed by, and construed in accordance with, Dutch law, (v) all disputes arising from or in connection with this legal opinion must be submitted to the exclusive jurisdiction of, and will be exclusively decided by, the competent court in Amsterdam, the Netherlands, without prejudice to the right of appeal and appeal to the Supreme Court and (vi) the aggregate liability of Van Doorne N.V. (and the individual persons and legal entities involved in the services provided by or on behalf of Van Doorne N.V.) in respect of this legal opinion towards the Addressees and any other person entitled to rely upon this legal opinion (as set out in the next paragraph) will be limited to the amount which can be claimed under the professional liability insurance(s) taken out by Van Doorne N.V., increased by the amount which Van Doorne N.V. has to bear as their own risk pursuant to the terms of such insurance(s).

This legal opinion is strictly limited to the matters stated herein and may not be read by implication as extending to matters not specifically referred to and may only be relied upon in connection with transactions contemplated by the Registration Statement. We hereby consent to the filing of this legal opinion in connection with the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours faithfully,

Van Doorne N.V.

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SCHEDULE

1	a copy of the Deed of Incorporation of the Company, dated 11 March 2021 and a copy of the deed of conversion and amendment of the articles of association (statuten) of Lilium B.V. into Lilium N.V. dated 10 September 2021 (the Articles of Association);

2	a copy of the written resolutions of the shareholder of the Company dated 10 September 2021 (the Shareholder's Resolutions);

3	an extract in respect of the Company from the Commercial Register (Handelsregister), dated 18 November 2021 (the Extract).

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